SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            -----------------------

                                   FORM 8-A/A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



                        PRICE COMMUNICATIONS CORPORATION
-------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

              New York                                   13-2991700
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(State of Incorporation or Organization)               (I.R.S. Employer
                                                     Identification no.)

 45 Rockefeller Plaza, New York, New York                   10020
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(Address of Principal Executive Officers)                 (Zip Code)


  If this form relates to the              If this form relates to the
  registration of a class of securities    registration of a class of securities
  pursuant to Section 12(b) of the         pursuant to Section 12(g) of the
  Exchange Act and is effective            Exchange Act and is effective
  pursuant to General Instruction          pursuant to General Instruction
  A.(c), please check the following        A.(d), please check the following
  box.|X|                                  box. |_|

Securities Act registration statement file number              001-08309
     to which this form relates:                           ------------------
                                                             (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:


              Title of Each Class               Name of Each Exchange on Which
              to be so Registered                Each Class is to be Registered
              ------------------                --------------------------------

      Voting Common Stock, $.01 par value           New York Stock Exchange
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Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
--------------------------------------------------------------------------------
                                (Title of Class)

                                     None
--------------------------------------------------------------------------------
                                (Title of Class)

Item 1.  Description of Registrant's Securities to be Registered.

         The capital stock that is registered is the voting common stock, $.01 par value (the "Common Stock"), of Price Communications Corporation (the "Corporation"), authorized by the Corporation's Amended and Restated Certificate of Incorporation of the Corporation (the "Restated Certificate") filed with the New York Department of State on December 30, 1992 (the "Effective Date"). The Corporation is authorized to issue 120,000,000 shares of Common Stock.

         Subject to the preferential rights of holders of outstanding shares of preferred stock of the Corporation ("Preferred Stock"), if any, the holders of Common Stock are entitled to share ratably in such dividends, if any, as may be declared and paid by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock are entitled to share in the net assets of the Corporation legally available for distribution after payment of liabilities, subject to the rights of the holders of the shares of Preferred Stock then outstanding, if any. The holders of Common Stock are entitled to one vote per share at every meeting of the shareholders of the Corporation. There is no cumulative voting. The holders of Common Stock have no conversion, preemptive or subscription rights, and, assuming that such Common Stock is validly issued, shall not be liable to further calls or to assessments by the Corporation or for liability of the Corporation imposed on its stockholders under State statutes.

         Under the Restated Certificate, the Board of Directors of the Corporation consists of three directors and each director serves for a three year staggered term. The Restated Certificate and the Corporation's Amended and Restated By-laws (the "Restated By-laws") contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring or preventing a further takeover or change in control of the Corporation unless such takeover or change in control is approved by the Board of Directors.

         The Restated By-laws provides that, in accordance with the Federal Communications Act of 1934, as amended, and regulations of the Federal Communications Commission, the Board of Directors may prohibit the ownership or voting of more than 20% of the Corporation's outstanding capital stock by or for the account of aliens or their representatives or by a foreign government or representative thereof or by any corporation organized under the laws of a foreign country (collectively "Aliens"), or by or for corporations of which any officer is an Alien, or of which more than one-fourth of its capital stock is owned of record or voted by Aliens, or any transfer of the Corporation's stock which would cause the Corporation to violate the above or any other provision of the Federal Communications Act of 1934, as amended, or Federal Communications Commission regulation.

         The Corporation is authorized to issue 20,000,000 shares of Preferred Stock, in such series, number and designation, with such relative rights, preferences, limitations, or restrictions as the Board of Directors shall determine by resolution prior to the issuance of such Preferred Stock and authorized by the Corporation's shareholders.

                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

February 8, 2000

                                                Price Communications Corporation
                                                --------------------------------
                                                           (Registrant)


                                                By: /s/ Robert Price
                                                   -----------------------------
                                                   Name:  Robert Price
                                                   Title: President